Exhibit 8.1

Company name	Registered office	December 31, 2025 participation in %	Total Share capital

Sunrise Financing Partnership	United States	100	—
Sunrise FinCo I B.V.	Netherlands	100	EUR 106
Sunrise FinCo II B.V.	Netherlands	100	EUR 18,600
Sunrise HoldCo VI B.V.	Netherlands	100	EUR 108
Sunrise HoldCo V B.V.	Netherlands	100	EUR 20,000
Sunrise HoldCo IV B.V.1)	Netherlands	100	EUR 21,600
Sunrise HoldCo III B.V.	Netherlands	100	EUR 22,400
Sunrise HoldCo II B.V.	Netherlands	100	EUR 18,023
Sunrise HoldCo I B.V.	Netherlands	100	EUR 24,478
Sunrise GmbH	Switzerland	100	CHF 2,000,000
Sunrise Portugal S.A.	Portugal	100	EUR 150,000
Swiss Open Fiber AG	Switzerland	100	CHF 100,000
Télélavaux S.A.	Switzerland	80	CHF 700,000
SITEL S.A.	Switzerland	66.7	CHF 20,850,000
ello communications S.A.	Switzerland	60	CHF 1,000,000
Swiss-Ski Store GmbH	Switzerland	50	CHF 1,200,000
ITV Betriebsgesellschaft GmbH	Switzerland	50	CHF 20,000
naxoo SA	Switzerland	48.8	CHF 4,500,000
Télédistal S.A.	Switzerland	38.9 (indirect)	CHF 600,000
REGIONALE GEMEINSCHAFTSANTENNEN-ANLAGE SPIEZ AG REGAS	Switzerland	30	CHF 300,000
TELDAS GmbH	Switzerland	23	CHF 100,000
CH Media TV AG	Switzerland	20	CHF 1,000,000
KABAG Kabelfernsehanlage Berg AG	Switzerland	16.7	CHF 150,000
Tele Ticino SA	Switzerland	7.53	4,950,015.84
InterGGA AG	Switzerland	5.94	CHF 943,000
Diatel SA	Switzerland	2.5	CHF 200,000
SVIT Immobilien Forum AG	Switzerland	1.02	CHF 196,000